Exhibit 1.1

Settlement Agreement and General Release by and between Jeffrey Gerald and WaveDancer, Inc.

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (hereinafter "Agreement") is entered into as of April ___, 2023, by and between Jeffrey Gerald (“Gerald”) and WaveDancer, Inc. (“WaveDancer”) (Gerald and WaveDancer may collectively be referred to as the “Parties”).

RECITALS

A.

Gerald filed a Complaint (“Complaint”) against WaveDancer in the Superior Court of the State of Delaware, under Case No. N23C-01-201 PRW CCLD (the “Lawsuit”), seeking recovery under various claims related to his prior sale of the company Gray Matters, Inc. (“Gray Matters”) and prior employment with WaveDancer.

B.

WaveDancer filed an answer and asserted various counterclaims in the Lawsuit, related to allegations that Gerald misrepresented the ownership and functionality of IP assets of Gray Matters, as well as Gray Matter’s performance under applicable government contracts (the “Counterclaims”).

C.	WaveDancer denies any liability or monies owed to Gerald as described in the Complaint and asserts, or would have asserted, various affirmative defenses.

D.	Gerald denies any liability or monies owed to WaveDancer as described in the Counterclaims and asserts, or would have asserted, various affirmative defenses.

E.

The Parties acknowledge that continued litigation and pursuit of the Parties' respective claims will be very costly and they desire to end the Lawsuit in the interest of closure and cost-savings. In order for the Parties to terminate the Lawsuit and forever resolve their claims, pending or otherwise, the Parties have agreed to the terms set forth in this Agreement to end the Lawsuit with prejudice and release the other from any liability through the date of this Agreement.

AGREEMENT

In consideration of the foregoing facts and the mutual covenants set forth below, the Parties agree as follows:

1.    Recitals. The Parties restate and incorporate the Recitals set forth above as though fully set forth herein.

2.    Payment. WaveDancer agrees to countersign this Agreement within three business days after Gerald has returned a signed copy of this Agreement to WaveDancer's counsel. In exchange for the execution of this Agreement and other valid consideration provided herein, WaveDancer shall pay to Gerald the amount of $25,000.00 (the “Settlement Payment”) within 7 days after the expiration of the revocation period (as defined in Paragraph 12 below) and WaveDancer’s counsel’s receipt of executed W-9 forms for Gerald. Gerald agrees to provide a completed and signed W-9 form upon his return of the signed Agreement or immediately thereafter. The Settlement Payment is being paid solely to reimburse Gerald for legal costs and is neither an admission to any of the claims asserted in the Complaint nor a payment for any wages, compensation or other payments that Gerald claims or could have claimed are due as a result of any prior agreement reached between the Parties. WaveDancer shall make the Settlement Payment by wire or check pursuant to timely instructions given by Gerald's counsel and provided to WaveDancer's counsel.

This Agreement will be effective when both of the Parties execute this Agreement as stated above.

3.    Gerald’s Resignation From WaveDancer. The Parties agree that Gerald resigned from his employment at WaveDancer effective as of January 13, 2023. WaveDancer acknowledges and represents that Gerald was not terminated from his employment with WaveDancer for cause or for any reason. WaveDancer specifically withdraws all allegations made against Gerald, whether in the Counterclaims or otherwise, alleging that he engaged in any wrongdoing or unlawful conduct, including its claims pled for contractual breach and fraud in the Counterclaims.

Gerald acknowledges and represents that, as of the date of his execution of this Agreement, he has been paid all wages, benefits, and compensation owed to him by WaveDancer.

The Parties acknowledge and represent that no part of the Settlement Payment, described in Paragraph 2 above, is for wages or compensation owed to Gerald, but that it is paid to reimburse Gerald, or partially reimburse him, as the case may be, for legal fees and disbursements incurred and paid to his attorneys to date.

4.    Release of Stock; Removal of Stop Transfer Entry. Within three (3) business days following the date that is 90 days following Gerald's execution of this Agreement, WaveDancer and Gerald shall jointly instruct Direct Transfer, LLC, a subsidiary of Issuer Direct Corporation (the “Transfer Agent”), in the manner and on the terms set forth in that certain Stop Transfer Agreement, by and among WaveDancer, Gerald, Gray Matters, and the Transfer Agent dated as of December 10, 2021 (the “Stop Transfer Agreement”), to remove the Stop Transfer Entry (as defined in the Stop Transfer Agreement) from the book entry of all 436,481 shares of WaveDancer common stock owned by Gerald (the “Stock”). It is the intention of the Parties to effectuate the removal of the Stock Transfer Entry so as to permit Gerald to dispose of the stock without restriction upon the expiration of 90 days as stated above. Accordingly, upon removal of the Stop Transfer Entry, Gerald shall no longer be prohibited, impeded, or restricted in any manner from pledging, assigning, selling, transferring, or otherwise disposing of the Stock in his sole and absolute discretion. The Parties agree and acknowledge that Gerald is not and has not ever been an “affiliate” as defined in Rule 405 or Rule 144, each promulgated under the Securities Act of 1933.

5.    Stock Purchase Agreement. Upon execution of this Agreement, the Parties agree that all amounts due and obligations owed by WaveDancer to Gerald under the Stock Purchase Agreement will be deemed satisfied and such obligations shall be extinguished.

6.    General Release by Gerald of WaveDancer. In exchange for the execution of this Agreement, and the other consideration discussed herein, Gerald, on his behalf, and on behalf of all other of his respective past and present agents, predecessors in interest, successors in interest, servants, employees, representatives, attorneys, and any others claiming through Gerald, fully and generally release WaveDancer and WaveDancer’s past or present agents, principals, employees, subsidiaries, affiliated entities, predecessors in interest, successors in interest, servants, officers, directors, shareholders, and attorneys from any and all rights, claims, demands, lawsuits, liability, actions, or losses, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, which Gerald may now have through the date of this Agreement against the parties released hereto, arising out of or in any way related to the allegations asserted in the Complaint, the Stock Purchase Agreement, dated as of November 12, 2021, as amended, by and among Gerald, Gray Matters, and WaveDancer (the “Stock Purchase Agreement”), and/or related to his employment with WaveDancer, including, but not limited to, claims for Deferred Consideration, the 2022 Earnout Consideration (each defined in the Stock Purchase Agreement), claims of retaliation, discrimination, harassment, wrongful termination, and constructive discharge under the Civil Right Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protections Act, and any other local, state, and federal laws. For purposes of clarity, except as to the Settlement Payment, WaveDancer shall have no obligation to make any payment to Gerald pursuant to the terms of the Stock Purchase Agreement, the Seller Employment Agreement (as defined in the Stock Purchase Agreement) or any other employment arrangement, any severance or termination related payment, or otherwise following the date hereof. Nothing in this paragraph shall preclude Gerald from enforcing the terms of this Agreement, or in any manner modify or limit his rights in and to any Qualified Retirement Account, including any 401K Account, to which Gerald contributed or in which he has an interest as a result of his employment by WaveDancer.

7.    General Release by WaveDancer of Gerald. In exchange for the execution of this Agreement, and the other consideration discussed herein, WaveDancer, on its behalf, and on behalf of all other of its respective past and present agents, predecessors in interest, successors in interest, servants, employees, representatives, attorneys, and any others claiming through WaveDancer, fully and generally release Gerald and Gerald’s past or present agents, employees, predecessors in interest, successors in interest, servants, and attorneys from any and all rights, claims, demands, lawsuits, liability, actions, or losses, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, which WaveDancer may now have through the date of this Agreement against the parties released hereto, arising out of or in any way related to the allegations asserted in the Counterclaims, the Stock Purchase Agreement, dated as of November 12, 2021, as amended, by and among Gerald, Gray Matters, and WaveDancer and/or any agreement the Parties entered into prior to the date hereof. Nothing herein precludes WaveDancer from enforcing the terms of this Agreement.

8.    Dismissal of Lawsuit. Within three (3) days of the receipt of the Settlement Payment, both Parties agree to dismiss, with prejudice and without costs, the Lawsuit and their respective claims under the Complaint and Counterclaims. Defendants agree to file the necessary stipulation to effectuate the foregoing. A copy of the form of the stipulation is attached as Ex. A.

9.    Confidentiality. The Parties specifically agree that this Agreement is not confidential and may be shared, referred to, and/or spoken about by either of the Parties to any individuals, agencies, entities, organizations, or governmental personnel as he or it deems appropriate in his or its sole and absolute discretion.

10.    Integration. This is an integrated agreement. This Agreement constitutes and contains the only agreement between the Parties hereto relating to the matters set forth herein, the facts, claims or defenses set forth herein or the subject matter hereof. Each party, in executing this Agreement, has not relied on any inducements, promises or representations made by any other party to this Agreement, or made by any attorney for any party to this Agreement, other than as expressly set forth within the terms and provisions of this Agreement. The Parties hereto understand that, in the event of any subsequent litigation, controversy or dispute concerning any of the terms, conditions or provisions of this Agreement, no party shall be permitted to offer or introduce any evidence concerning any prior or contemporaneous oral agreements or oral statements between the Parties and/or their counsel.

11.    Non-Admission of Liability. This Agreement pertains to disputed claims and allegations and does not constitute, and shall not be construed as, an admission of liability of any of the Parties.

12.    Revocation Period. Gerald understands that he has been afforded twenty one (21) calendar days to consider the terms of this Agreement and to decide whether to accept it. Gerald may voluntarily and knowingly sign, but is not required to sign, this Agreement before the end of the twenty one (21) day period. Gerald and WaveDancer agree that WaveDancer and WaveDancer’s attorneys have made no promises, inducements, representations or threats in order to cause Gerald to sign this Agreement before the end of the twenty one (21) day period. No changes to the Agreement, whether material or immaterial, will re-start the twenty one (21) day review period. If Gerald voluntarily and knowingly signs this Agreement within the twenty one (21) day period, the mandatory seven (7) calendar day revocation period described below shall start on the date that Gerald signs this Agreement.

Gerald acknowledges that he is entitled to revoke this Agreement within seven (7) calendar days after signing it and that he shall not be paid the settlement funds under this Agreement or entitled to same, until this time period has expired without revocation. A revocation of this Agreement must be in writing, postmarked, and addressed to McDonald Hopkins PLC, 39533 Woodward Avenue, Suite 318, Bloomfield Hills, Michigan 48304, Attention: Michael G. Latiff, within seven (7) calendar days after Gerald signs this Agreement. Gerald agrees that if a revocation is made by mail, a mailing by certified mail, return receipt requested, is required to show proof of mailing.

13.    Modification; Waiver. No change, modification, waiver or discharge of any or all of the terms and conditions hereof shall be effective unless made in writing and signed by the Parties.

14.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective heirs, beneficiaries, successors, partners, assigns, executors, and personal representatives of the Parties.

15.    No Prior Assignment. Each of the Parties to this Agreement warrants and represents that they have not previously assigned or transferred any claim, cause of action, lien, or other demand which is to be released by this Agreement.

16.    Severability. In the event that any term, condition, or other provision of this Agreement is held to be invalid or void by any court of competent jurisdiction, such term, condition, or other provision shall be deemed severable from the remainder of this Agreement, and shall in no way affect any other term, condition, or provision herein. If such term, condition or other provision shall be deemed invalid due to its scope or breadth, it shall be deemed valid to the extent of the scope or breadth permitted by law.

17.    Further Actions. The Parties will promptly execute and deliver to one another such further documents as may be reasonably necessary to effectuate the provisions of this Agreement and agree not to cause any unreasonable delay in carrying out its terms.

18.    Drafting and Construction. Each party has reviewed and revised this Agreement to its satisfaction, and accordingly, any rule of construction to the effect that any ambiguities are to be resolved against the drafting Parties will not be invoked in connection with any interpretation of this Agreement. The headings in this Agreement are for convenience only, and do not represent substantive provisions of the Agreement.

19.    Enforceability. Notwithstanding any of the provisions of this Agreement to the contrary, nothing in this Agreement is intended to prevent the enforceability of any of its provisions and any subsequent action or proceeding between the Parties arising out of or related to this Agreement.

20.    Signature By Authorized Representative. Each person signing this Agreement on behalf of a party hereto represents that such person is authorized to sign on behalf of that party, including the releases specified above.

21.    Governing Law. This Agreement is made and entered into in the State of Delaware, and shall in all respects be interpreted, enforced, and governed by and under the laws of the State of Delaware.

22.    Opportunity to Consult with Attorneys. Except as set forth herein, the Parties acknowledge and agree that they have carefully read and reviewed this Agreement and their responsibilities under it and have had the opportunity to consult with counsel regarding this Agreement. Based on that opportunity, the Parties acknowledge that they fully and completely understand and accept the terms of this Agreement and enter into it freely and voluntarily and of their own accord.

23.    Tax Consequences. Each of the Parties is responsible for accurately reporting the tax consequences of the making and/or performance of this Agreement. The Parties further acknowledge and agree: (i) that no representations have been made by any other party regarding the appropriate tax treatment of any financial benefits or detriments resulting from the making and/or performance of this Agreement, and (ii) that no party shall have any claim against any other party based on or arising from the inaccurate reporting of the tax consequences of the making or performance of this Agreement.

24.    Other. Except as set forth in this Agreement, each party shall bear its own attorneys fees and costs in the Lawsuit and in connection with the drafting of this Agreement. This Agreement may be executed on a copy transmitted by facsimile, or electronic mail and in one or more counterparts, and each signature transmitted by facsimile or electronic mail shall be valid and binding as if it was the original.

IN WITNESS OF WHICH, the Parties have executed this agreement on the date set forth below.

SIGNATURES ON FOLLOWING PAGES

Dated: _04/28/2023_                                    WAVEDANCER, INC.

/s/ G. James Benoit, Jr.

By:          G. James Benoit, Jr.

Its: __CEO___________________________

Dated: __04/27/2023_         JEFFREY GERALD

/s/ Jeffrey Gerald